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                                                                      EXHIBIT 16


                       [Letterhead of Arthur Andersen LLP]





Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC  20549

March 15, 2002

Dear Sir/Madam:

We have read the first four paragraphs of Item 4 included in the Form 8-K dated February 19, 2002 of Orion Power Holdings, Inc. to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

/s/  Arthur Andersen LLP



cc:   Ms. Mary P. Ricciardello
      Senior Vice President and Chief Accounting Officer
      Reliant Resources, Inc.

      C. Ronald Greenman, Jr.
      Controller
      Orion Power Holdings, Inc.